UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2007
INTERNATIONAL FIGHT LEAGUE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21134	04-2893483

(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)
424 West 33rd Street, Suite 650, New York, NY 10001
(Address of Principal Executive Offices)(Zip Code)
       (212) 356-4000
(Registrant’s Telephone Number
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
See item 5.02 below for a description of the employment arrangement the registrant has entered into with Jay Larkin.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On September 21, 2007, Jay Larkin became the President and Chief Operating Officer of International Fight League, Inc. (the “Company”). Gareb Shamus, Chairman of the Board of Directors and Chief Executive Officer, will retain these titles, but will no longer serve as President of the Company. Mr. Larkin will report directly to Mr. Shamus and will oversee all the day-to-day operational details of the Company.
Larkin spent over 20 years at media giant Showtime, rising to become one of the most powerful deal makers in sports and entertainment during his storied career. He began at Showtime in 1984, and helped create countless entertainment specials involving stars ranging from Dave Chappelle, Britney Spears, The Spice Girls and Jay-Z to legends like Frank Sinatra, Paul McCartney and The Rolling Stones among others for the network and pay per view. During that time, Mr. Larkin also oversaw the channel’s entrance into boxing, beginning in 1986 with Marvelous Marvin Hagler’s middleweight title defense against John Mugabi, thus creating the powerhouse Showtime Championship Boxing. He negotiated the deals and was the executive producer of some of boxing’s most legendary matchups of the last quarter century, including numerous Mike Tyson, Evander Holyfield and Julio Cesar Chavez fights. Mr. Larkin also was one of the key negotiators for what was the biggest money fight in history, the 2002 heavyweight championship bout between Lennox Lewis and Tyson that happened because of a landmark deal between Showtime (Tyson’s network) and rival HBO (Lewis’ network).
Just before leaving Showtime, Mr. Larkin put together Ricky Hatton vs. Kostya Tszyu and Joe Calzaghe vs. Jeff Lacy, two career-changing events for both Hatton and Calzaghe. Just prior to joining the IFL, he completed negotiations for the upcoming blockbuster match of Calzaghe and Mikkel Kessler for HBO and Sports Network. Mr. Larkin’s career also includes an extensive background in live theater. Mr. Larkin attended the Boston Conservatory of Music; the UCLA School of Theater, Film and Television, and received a degree in theater and directing from C.W. Post College of Long Island University. He has been nominated for a primetime Emmy Award, a Tony Award and is a recipient of the prestigious boxing industry Taub Award for excellence in broadcasting journalism from the Boxing Writers Association of America.
Pursuant to the terms of his employment with the Company, Mr. Larkin will paid an annual base salary of $275,000 during his first six months of employment, then his annual salary will increase to $325,000. Mr. Larkin will be eligible to receive an annual bonus award based upon, and subject to, the achievement of target annual performance objectives established by the Company’s Board of Directors or its Compensation Committee after consultation with him. As part of his employment agreement, Mr. Larkin will be awarded options to purchase 500,000 shares of our common stock under the Company’s 2006 Equity Incentive Plan (the “Plan”). The options will vest as to 1/12 of the options every three months, beginning December 21, 2007, and will expire on September 21, 2017. In addition, Mr. Larkin is entitled to an additional award of 250,000 stock options in January 2008. These options will have an exercise price equal to the market value of our common stock on the date of grant, will vest as to 1/12 upon award, 1/12 on March 21, 2008 and 1/12 every three months thereafter, and will have an expiration date of September 21, 2017. If the exercise price of the stock option grant for the January 2008 options are greater than the exercise price of the initial option grant Mr. Larkin will receive, then Mr. Larkin shall be entitled to an award of restricted stock for a number of shares (not to exceed 250,000 shares) equal to (i) the product of (x) the amount the exercise price of the January 2008 option grant exceeds the exercise price of his original option grant, multiplied by (y) 250,000, divided by (ii) the exercise price of the January 2008 options. This award of restricted stock will vest as to 1/12 upon award, 1/12 on March 21, 2008 and 1/12 every three months thereafter. The foregoing equity awards will fully vest upon a “Change of Control Event” (as defined in the Plan).
Mr. Larkin is an employee-at-will, and either Mr. Larkin or the Company can terminate his employment at any time, with or without “Cause” or “Good Reason” and with or without notice.  If Mr. Larkin’s employment is terminated for “Cause” or Mr. Larkin resigns without “Good Reason,” Mr. Larkin will not receive the post-termination payments described below.  “Cause” means (a) gross negligence, or willful or wanton breach, by Mr. Larkin of any of his material duties to the Company, (b) gross malfeasance by Mr. Larkin in the performance of his material duties to IFL, (c) material violation by Mr. Larkin of a material Company policy, (d) conduct by Mr. Larkin constituting fraud or dishonesty, or (e) Mr. Larkin is convicted of a felony. “Good Reason” shall mean a material breach of this agreement by the Company, including the failure to award to Mr. Larkin the stock options and restricted stock in January 2008 as set forth above.
If Mr. Larkin is terminated without Cause, or Mr. Larkin terminates his employment for Good Reason, the Company will continue to pay Mr. Larkin his then rate of base salary for a period of three (3) months, his stock options, restricted stock and any other equity awards he may have received will immediately vest, and he will have one year to exercise any unexercised stock options, and he will be entitled to up to six months of paid health insurance coverage.
Item 9.01 — Financial Statements and Exhibits
See the Exhibit Index hereto, which is incorporated by reference herein.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FIGHT LEAGUE, INC.

By:	/s/ Michael C. Keefe

Name:	Michael C. Keefe
Title:	Executive Vice President, General Counsel
and Corporate Secretary
Date:     September 27, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement dated September 21, 2007, between International Fight League, Inc. and Jay Larkin

99.1	Press Release dated September 21, 2007